Exhibit 99.1

Community National Bank News Release

For immediate release Friday, January 17, 2014

For more information, contact:

Tracy Roberts, Marketing Director, Community National Bank
troberts@communitynationalbank.com
802-487-3512

Austin promoted to Chief Operating Officer of Community National Bank

Derby, VT—Stephen P. Marsh, Chairman, President and CEO of Community Bancorp. and Community National Bank is pleased to announce the promotion of  Kathryn (Kathy) M. Austin to Chief Operating Officer of Community National Bank.

Kathy has worked at Community National Bank for over 34 years, most recently as Executive Vice President of Community Bancorp. and Community National Bank responsible for Retail Banking. In July 2012, the Directors of Community Bancorp. unanimously voted Kathy on to the Bancorp. Board.  At the May 2013 annual shareholders’ meeting, she was elected to continue to serve as a Director until 2015. Kathy is a graduate of both the New England School of Banking at Williams College as well as the Stonier Graduate School of Banking. In 2003, she received the Outstanding Community Banker Award presented by the Vermont Bankers Association. Kathy currently serves as Board Chair of North Country Health Systems. Kathy and her husband Shawn reside in Morgan.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls. For more information about Community National Bank visit the bank’s Web site, www.communitynationalbank.com.